Exhibit 99.1

FOR IMMEDIATE RELEASE:
DATE: October 24, 2013
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Lorrie Paul Crum
PHONE: 724-539-6792
KENNAMETAL ANNOUNCES FISCAL FIRST QUARTER 2014 RESULTS
-    Delivered solid profitability
-    Reported EPS of $0.48 included non-recurring charges of $0.05
-    Strong operating cash flow of $44 million
-   Entered into definitive agreement to acquire ATI's Tungsten Materials Business
LATROBE, Pa., (October 24, 2013) – Kennametal Inc. (NYSE: KMT) today reported results for the fiscal first-quarter 2014, with earnings per diluted share (EPS) of $0.48, including non-recurring items of $0.05, compared with the prior year quarter EPS of $0.57.
“Due to our company-specific initiatives, Kennametal again delivered solid profitability this quarter even with persistent macroeconomic uncertainties,” said Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso.  “More importantly, as the economic climate shows signs of improvement, we will accelerate our growth strategies to maximize revenues and earnings, as well as maintain our ongoing cost discipline.”
"Also, our recently announced agreement to acquire ATI’s Tungsten Materials Business will provide excellent growth opportunities. This represents a winning business combination that enhances our talent base, provides complementary strategic assets and further balances our portfolio."
Fiscal 2014 First Quarter Key Developments

•
Sales were $620 million, compared with $629 million in the same quarter last year. Sales decreased by 2 percent, reflecting a 3 percent organic decline, partially offset by a 1 percent favorable impact from more business days.

•
Operating income was $59 million, compared with $64 million in the same quarter last year. Operating income declined due to lower organic sales partially offset by reduced operating expense reflecting the company's continued cost discipline. Operating income included a non-recurring inventory charge of approximately $6 million and $1 million of acquisition-related expenses. Operating margin was 9.5 percent, compared with an operating margin of 10.2 percent in the prior year. Non-recurring charges unfavorably impacted operating margin 110 basis points.

•
The effective tax rate was 24.6 percent in the period, compared with 20.7 percent in the prior year. The increase was primarily driven by a favorable effective tax audit settlement in Europe in the prior year.

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EPS were $0.48, compared with the prior year quarter EPS of $0.57. The current year quarter includes non-recurring inventory charges of $0.04 per share and acquisition-related charges of $0.01 per share.

•	Adjusted return on invested capital (ROIC) was 8.9 percent as of September 30, 2013.

•
The company generated $44 million in cash flow from operating activities, compared with $3 million in the prior year period. Net capital expenditures were $25 million and $15 million for the three months ended September 30, 2013 and 2012, respectively. The company realized free operating cash inflow of $20 million compared with $12 million free operating cash outflow for the same period last year.

•
During the quarter, the company acquired the operating assets of Comercializadora Emura S.R.L. and certain related entities (Emura), based in La Paz, Bolivia, and secured related material sourcing agreements. Emura is the region’s principal operation engaged in collection, testing, processing and exporting tungsten ore material, and is a long-standing supplier to Kennametal. The addition of Emura enhances the company's strategic tungsten sourcing capabilities to serve growth globally.

•
The company announced during the quarter that it has signed a definitive agreement to acquire ATI's Tungsten Materials Business for $605 million. The acquisition is aligned with the company's growth strategy and positions the company to further diversify its portfolio.

•
Consistent with the company's priority uses of cash, 100,000 shares of capital stock were repurchased during the quarter, under the amended, multi-year share repurchase program announced in July 2013. Approximately 10.3 million shares remain available for purchase under the program.

Segment Developments for the Fiscal 2014 First Quarter
As previously announced, at the start of fiscal 2014, the company enhanced its organizational structure to align a broader base management team with customer-facing products and technology platforms, as well as to further increase cross-selling opportunities. This operating structure supports the company's stated growth objectives across diverse market sectors, preserves the focus on customers and increases product innovation.
Previously disclosed Industrial and Infrastructure segment results were restated for certain sales reclassifications based on products and technologies.

•
Industrial segment sales of $338 million increased 1 percent from $335 million in the prior year quarter due to the favorable impact of more business days. Organic growth was flat. Sales increased by 2 percent in general engineering, 2 percent in transportation and 1 percent in energy, partially offset by a 2 percent decline in aerospace and defense. General engineering increased due to improvements in production and overall demand for machinery and the transportation market increased due to improvement in the light vehicle market. The decline in aerospace and defense is due to the timing of orders. On a regional basis, sales increased approximately 6 percent in Europe, remained relatively flat in the Americas and decreased by 5 percent in Asia. WIDIA reflected an increase year-over-year in all geographic regions.

•	Industrial segment operating income was $40 million compared with $39 million in the prior year. Industrial operating margin was 11.8 percent compared with 11.7 percent in the prior year.

•
Infrastructure segment sales of $282 million declined 4 percent from $294 million in the prior year. The decrease was driven by a 6 percent organic decline, partially offset by 2 percent favorable impact from more business days. Sales declined by 8 percent in earthworks markets, 4 percent in energy and 1 percent in transportation, partially offset by a 11 percent increase in general engineering. Earthworks and energy sales decreased due to overall global demand softness. General engineering and transportation reflects higher volumes from integrators and distributors. On a regional basis sales grew 3 percent in Europe, offset by a 7 percent decrease in Asia as well as the Americas.

•
Infrastructure segment operating income was $22 million, compared with $28 million in the same quarter of the prior year. Operating income decreased due to lower organic sales and a non-recurring inventory charge of approximately $6 million. Infrastructure operating margin was 7.7 percent compared with 9.4 percent in the prior year. The inventory charge unfavorably impacted operating margin 200 basis points.

Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook
Kennametal refined its full-year outlook due to a slower than anticipated recovery in the company's served end markets globally in underground mining as well as oil and gas markets.  However, the company notes that its order rates have reflected increased activity, primarily in its industrial end markets and distribution channels.
The company now expects fiscal 2014 sales growth in the range of 5 to 7 percent, with organic sales growth ranging from 4 to 6 percent. Previously, the company had forecast total sales growth ranging from 4 to 6 percent with organic sales growth of 5 to 7 percent.
Based on the revision, the company has reduced its EPS guidance for fiscal 2014 to range from $2.90 to $3.05, versus its previous expectation of $2.90 to $3.10.
The company still expects to generate cash flow from operations between $330 million and $380 million for fiscal 2014, based on anticipated capital expenditures of approximately $130 million to $150 million, the company expects to generate between $200 million and $230 million of free operating cash flow for the full fiscal year.
Note that the company's outlook does not reflect any impact related to the planned acquisition of ATI's Tungsten Materials Business.
Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.18 per share. The dividend is payable November 26, 2013 to shareowners of record as of the close of business on November 5, 2013.
Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available via the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
The company will discuss its fiscal 2014 first-quarter results in a live webcast at 10:00 a.m. Eastern Time today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through November 25, 2013.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2014 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; global or regional catastrophic events; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Celebrating its 75th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products and application engineering backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 13,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World's Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company's website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2013	2012
Sales	$619,808	$629,459
Cost of goods sold	421,571	421,111
Gross profit	198,237	208,348
Operating expense	134,264	138,860
Amortization of intangibles	5,143	5,107
Operating income	58,830	64,381
Interest expense	7,081	5,956
Other expense (income), net	611	(902)
Income from continuing operations before income taxes	51,138	59,327
Provision for income taxes	12,580	12,280
Net income	38,558	47,047
Less: Net income attributable to noncontrolling interests	721	657
Net income attributable to Kennametal	$37,837	$46,390
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.48	$0.58
Diluted earnings per share	$0.48	$0.57
Dividends per share	$0.18	$0.16
Basic weighted average shares outstanding	78,439	80,245
Diluted weighted average shares outstanding	79,470	81,405

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2013	June 30, 2013
ASSETS
Cash and cash equivalents	$333,305	$377,316
Accounts receivable, net	425,436	445,322
Inventories	631,784	578,795
Other current assets	103,666	98,040
Total current assets	1,494,191	1,499,473
Property, plant and equipment, net	748,569	741,482
Goodwill and other intangible assets, net	966,519	944,520
Other assets	121,035	115,564
Total assets	$3,330,314	$3,301,039
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$2,951	$44,319
Accounts payable	173,909	190,623
Other current liabilities	247,893	232,651
Total current liabilities	424,753	467,593
Long-term debt and capital leases	703,380	703,626
Other liabilities	328,987	317,527
Total liabilities	1,457,120	1,488,746
KENNAMETAL SHAREOWNERS’ EQUITY	1,842,192	1,781,826
NONCONTROLLING INTERESTS	31,002	30,467
Total liabilities and equity	$3,330,314	$3,301,039

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2013	2012
Outside Sales:
Industrial	$338,230	$335,194
Infrastructure	281,578	294,265
Total outside sales	$619,808	$629,459
Sales By Geographic Region:
North America	$269,535	$283,223
Western Europe	187,601	178,288
Rest of World	162,672	167,948
Total sales by geographic region	$619,808	$629,459
Operating Income:
Industrial	$39,820	$39,327
Infrastructure	21,689	27,597
Corporate (1)	(2,679)	(2,543)
Total operating income	$58,830	$64,381
(1)  Represents unallocated corporate expenses.
NOTE: Previously disclosed Industrial and Infrastructure segment results were restated for certain sales reclassifications based on products and technologies.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including, sales, operating income and margin, net income, diluted EPS, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED SEPTEMBER 30, 2013 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (3)	Diluted EPS
2014 Reported Results	$619,808	$58,830	$37,837	$0.48
2014 Reported Operating Margin		9.5%
Acquisition charges (2)		1,098	775	0.01
2013 Adjusted Results	619,808	59,928	38,612	0.49
2013 Adjusted Operating Margin		9.7%
(2)  ATI acquisition charges.
(3)  Represents amounts attributable to Kennametal Shareowners.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended
	September 30,
(in thousands)	2013	2012
Net cash flow from operating activities	$44,425	$3,138
Purchases of property, plant and equipment	(24,974)	(15,803)
Proceeds from disposals of property, plant and equipment	148	423
Free operating cash flow	$19,599	$(12,242)

RETURN ON INVESTED CAPITAL (UNAUDITED)
September 30, 2013 (in thousands, except percents)

Invested Capital	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012	Average
Debt	$706,331	$747,945	$751,030	$706,859	$601,124	$702,658
Total equity	1,873,194	1,812,293	1,753,834	1,744,443	1,712,532	1,779,259
Total	$2,579,525	$2,560,238	$2,504,864	$2,451,302	$2,313,656	$2,481,917
		Three Months Ended
Interest Expense		9/30/2013	6/30/2013	3/31/2013	12/31/2012	Total
Interest expense		$7,081	$7,042	$7,504	$6,970	$28,597
Income tax benefit						6,635
Total interest expense, net of tax						$21,962
Net Income		9/30/2013	6/30/2013	3/31/2013	12/31/2012	Total
Net income attributable to Kennametal, as reported		$37,837	$60,818	$53,916	$42,142	$194,713
Acquisition charges		775	—	—	—	775
Noncontrolling interest		721	1,366	460	1,167	3,714
Net income, adjusted		$39,333	$62,184	$54,376	$43,309	$199,202
Total interest expense, net of tax						21,962
						$221,164
Average invested capital						$2,481,917
Adjusted Return on Invested Capital						8.9%
Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$194,713
Total interest expense, net of tax						21,962
						$216,675
Average invested capital						$2,481,917
Return on Invested Capital						8.7%

SUPPLEMENTAL INFORMATION FOR SELECTED FISCAL YEAR 2013 FINANCIAL RESULTS (UNAUDITED)
(in thousands, except percents)
Previously disclosed Industrial and Infrastructure segment results were restated for certain sales reclassifications based on products and technologies. This supplemental information regarding selected fiscal year 2013 financial results, should be read in connection with the company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on August 13, 2013. The information includes non-GAAP financial measures and, in accordance with SEC Regulation G, the company has provided a reconciliation for each non-GAAP financial measure to the most directly comparable GAAP financial measure.

	September 30, 2012
	Industrial	Infrastructure	Corporate	Total
Sales	$335,194	$294,265	$—	$629,459
2013 Stellite Acquisition Impact-Sales	—	(59,505)	—	(59,505)
2013 Adjusted Sales	335,194	234,760	—	569,954

2013 Reported results	39,327	27,597	(2,543)	64,381
2013 Reported operating margin	11.7%	9.4%		10.2%
2013 Stellite Acquisition Impact	—	(3,091)	—	(3,091)
2013 Adjusted results	$39,327	$24,506	$(2,543)	$61,290
2013 Adjusted operating margin	11.7%	10.4%		10.8%

	December 31, 2012
	Industrial	Infrastructure	Corporate	Total
Sales	$336,007	$297,137	$—	$633,144
2013 Stellite Acquisition Impact-Sales	—	(60,151)	—	(60,151)
2013 Adjusted Sales	336,007	236,986	—	572,993

2013 Reported results	40,677	27,906	(2,114)	66,469
2013 Reported operating margin	12.1%	9.4%		10.5%
2013 Stellite Acquisition Impact	—	(5,186)	—	(5,186)
2013 Adjusted results	$40,677	$22,720	$(2,114)	$61,283
2013 Adjusted operating margin	12.1%	9.6%		10.7%

	March 31, 2013
	Industrial	Infrastructure	Corporate	Total
Sales	$352,793	$302,567	$—	$655,360
2013 Stellite Acquisition Impact-Sales	—	(61,209)	—	(61,209)
2013 Adjusted Sales	352,793	241,358	—	594,151

2013 Reported results	51,173	26,120	(2,320)	74,973
2013 Reported operating margin	14.5%	8.6%		11.4%
2013 Stellite Acquisition Impact	—	(2,865)	—	(2,865)
2013 Adjusted results	$51,173	$23,255	$(2,320)	$72,108
2013 Adjusted operating margin	14.5%	9.6%		12.1%

	June 30, 2013
	Industrial	Infrastructure	Corporate	Total
Sales	$362,696	$308,714	$—	$671,410
2013 Stellite Acquisition Impact-Sales	—	(57,140)	—	(57,140)
2013 Adjusted Sales	362,696	251,574	—	614,270

2013 Reported results	61,651	29,830	(908)	90,573
2013 Reported operating margin	17.0%	9.7%		13.5%
2013 Stellite Acquisition Impact	—	(1,150)	—	(1,150)
2013 Adjusted results	$61,651	$28,680	$(908)	$89,423
2013 Adjusted operating margin	17.0%	11.4%		14.6%

	Total for year ended June 30, 2013
	Industrial	Infrastructure	Corporate	Total
Sales	$1,386,690	$1,202,683	$—	$2,589,373
2013 Stellite Acquisition Impact-Sales	—	(238,004)	—	(238,004)
2013 Adjusted Sales	1,386,690	964,679	—	2,351,369

2013 Reported results	192,828	111,453	(7,887)	296,394
2013 Reported operating margin	13.9%	9.3%		11.4%
2013 Stellite Acquisition Impact	—	(12,293)	—	(12,293)
2013 Adjusted results	$192,828	$99,160	$(7,887)	$284,101
2013 Adjusted operating margin	13.9%	10.3%		12.1%